Exhibit 99.h(2)(vi)

EXECUTION VERSION

Service Organization Name:     Morgan Stanley & Co. Incorporated

AMENDED AND RESTATED BLACKROCK
DISTRIBUTION SERVICES AND SALES SUPPORT SERVICES AND SERVICES
FEE AGREEMENT FOR CLOSED-END FUNDS

BlackRock Investments, Inc.
40 East 52nd Street
New York, NY 10022

BlackRock Investments, Inc. (“BII”) and the service organization named above may be amended by BII from time to time (each a “Closed-End Fund”), distributed by BII (each a “Fund” and, collectively, the “Funds”).

The terms and conditions of this Agreement are as follows:

Section 1.    Except as otherwise designated in Appendix A to this Agreement, Service Organization agrees to provide general shareholder services relating to the administration of shareholder accounts with respect to Clients who may from time (“Service Organization”) wish to enter into this Agreement relating to the clients of Service Organization (“Clients”) who may from time to time beneficially own equity interests (collectively, the “Shares”) in any closed-end investment company included in Schedule A, which  to time beneficially own Shares.

“Shareholder services” include, but are not limited to, (i) answering Client inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions or repurchases of shares may be effected and certain other matters pertaining to the Clients’ investments; (ii) assisting Clients in designating and changing dividend options, account designations and addresses; (iii) assisting in the preparation of reports and transaction statements to Clients;  (iv) forwarding reports of a Fund and other information to Clients; (v) receiving, tabulating and transmitting proxies; and (vi) providing such other similar services as a Fund, BII or a Client may reasonably request.

Section 2.    Except as otherwise designated in Appendix A to this Agreement, Service Organization agrees to provide distribution services and sales support services for the Shares included in Schedule A for which it receives a distribution services and sales support services fee as included in Appendix A of this Agreement.

Section 3.   BII and its designees represent that all appropriate disclosures pertaining to the fee arrangements hereunder are included in the current prospectuses or Statement of Additional Information of the Funds and that these fee arrangements have been approved by the Board of Directors/Trustees of the Funds.  Service Organization agrees, represents and warrants to provide disclosure documents to its Clients consistent with applicable legal requirements in effect from time to time.

Section 4.  Neither Service Organization nor any of its officers, employees or agents are authorized to make any representations concerning a Fund or its Shares inconsistent with those contained in the then current prospectuses and Statement of Additional Information for Shares, repurchase offer notices or in such supplemental literature or advertising as may be authorized by the Fund or BII in writing.

Section 5.  For all purposes of this Agreement, Service Organization will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or BII in any matter or in any respect.  Service Organization shall be responsible for resolution of problems or discrepancies in their accounts.  Service Organization and its employees will, upon reasonable request, be available during normal business hours to consult with the Funds, BII or their designees concerning the performance of Service Organization’s responsibilities under this Agreement.

Section 6.  (i)  In consideration of the services provided by Service Organization pursuant to Section 1 hereof, a Fund, BII or an affiliate of BII, as disclosed from time to time in the respective Fund's Registration Statement, will pay to Service Organization, and Service Organization will accept as full payment therefor, the service fees set forth in Appendix A to this Agreement at annual rates based on the average daily net asset value of the Shares beneficially owned by Clients for whom Service Organization is the dealer of record or holder of record with whom Service Organization has a servicing relationship (the “Clients’ Shares”), which fees will be computed daily and payable periodically at the intervals specified in Appendix A.

(ii)        In consideration of the services provided by Service Organization pursuant to Section 2 hereof, a Fund, BII or an affiliate of BII, as disclosed from time to time in the respective Fund's Registration Statement, will pay to Service Organization, and Service Organization will accept as full payment therefor, the distribution services and sales support services fees set forth in Appendix A to this Agreement at annual rates based on the average daily net asset value of the Clients’ Shares, which fees will be computed daily and payable periodically at the intervals specified in Appendix A.

(iii)            For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients’ Shares will be computed in the manner specified in the applicable Fund’s Registration Statement (as the same is in effect from time to time).  Further, any Fund may, in its discretion and without notice, suspend or withdraw the sale of its Shares, including the sale of its Shares to Service Organization for the account of any Client or Clients.  BII shall promptly advise Service Organization of such suspension or withdrawal of the sale of Shares.

(iv)            The fees set forth in Appendix A to this Agreement shall be automatically amended to reflect any changes thereto approved by the Board of Directors/Trustees of a Fund from time to time upon notice to the Service Organization.

Section 7.   Any person authorized to direct the disposition of monies paid or payable pursuant to this Agreement will provide to the applicable Fund’s Board of Directors/Trustees, and the directors/trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.  Service Organization will furnish the Funds, BII or their designees with such information as they may reasonably request (including, without limitation, annual certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with the Funds, BII and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Board of Directors/Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8.   The Funds and BII may enter into other similar Agreements with any other person or persons without Service Organization’s consent.

Section 9.   This Agreement will become effective on January 15, 2009.  Unless sooner terminated, this Agreement will continue until the second anniversary of the date on which the Agreement is executed, and thereafter will continue automatically for successive annual periods, provided such continuance is approved at least annually by the Funds.  This Agreement is terminable as to any class of Shares of any Fund and as to any Fund, without penalty, upon liquidation of that class of Shares or liquidation of that Fund upon written notice to the parties hereto.

Section 10.    All notices and other communications to BII or Service Organization will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other addresses as any party shall so provide to other parties.

Section 11.   This Agreement will be construed in accordance with the laws of the State of New York.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties or as expressly contemplated by this Agreement.

Section 12.   Service Organization agrees to provide  shareholder services and distribution services and sales support services in accordance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities, such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority (“FINRA”), including the application of Rule 22c-1(a) under the Investment Company Act of 1940 (“1940 Act”) to the Funds as though the Funds were open-end investment companies to the extent requested by BII or a Fund, and all requirements to provide specific disclosures to Clients regarding fees paid under this Agreement.  Service Organization will, upon reasonable request, annually certify to compliance with all applicable federal, state and self-regulatory organization requirements.  Service Organization will provide, upon reasonable request, information to BII regarding specific material compliance deficiencies.  BII acknowledges and agrees that Service Organization is not responsible for: (i) any information contained in any prospectus, registration statement, annual or semi-annual report, proxy statement, or item of advertising or marketing material prepared by a Fund, BII or their designees which relate to the Funds; (ii) registration or qualification of any Fund Shares under any federal or state laws; or (iii) compliance by a Fund or BII with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction over the above-named parties, and the provisions of the Funds’ prospectuses and statements of additional information (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”).

Service Organization is a securities broker-dealer registered with and subject to regulation by the SEC.  Service Organization is a member of various self-regulatory organizations, including (but not limited to) NYSE Regulation and FINRA.  Service Organization certifies that it has policies, procedures and internal controls in place that are reasonably designed to comply with all anti-money laundering laws and regulations applicable to it, including applicable provisions of the USA PATRIOT Act of 2001 and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

Section 13.   Service Organization agrees that any orders transmitted to a Fund or its agent are subject to the terms and conditions of the Fund’s prospectus (including, without limitation, those provisions regarding the purchase, exchange and redemption of Shares and policies to deter market timing and other inappropriate trading activity such as any redemption fees and any limitations on exchanges) and this Agreement and are subject to acceptance or rejection by the Fund in its sole discretion.  A Fund’s failure to reject any purchase orders that might be deemed to be inappropriate shall not constitute a waiver of its rights under this section.  Service Organization’s handling of orders for transactions of Shares shall also comply with Service Organization’s internal policies and procedures, which Service Organization believes to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis and which Service Organization believes provide adequate controls and procedures to ensure ongoing compliance with all Applicable Law and the Fund’s prospectus.

Section 14.  The parties hereby incorporate by reference the terms of the Rule 22c-2 Shareholder Information Agreement between BlackRock Investments, Inc. and Service Organization dated February 2, 2009.

Section 15.  This Agreement may be amended by either BII and Service Organization by written amendment signed by both parties.  This Agreement may be assigned by BII to any affiliate of BII, provided that such affiliate is registered with FINRA.  This Agreement may be assigned by Service Organization, to any affiliate, provided such affiliate is registered with FINRA. Service Organization will provide notice to BII of such assignment.

Section 16.  BII and the Funds shall have full authority to take such action as they may deem advisable in respect of all matters pertaining to the offering of the Shares.  In no way shall the provisions of this Agreement limit the authority of BII or the Funds to take such lawful action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of the Shares. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by Service Organization of compliance with any provision of the Securities Act of 1933, as amended, or of the rules and regulations of the SEC issued thereunder.

Section  17.    BII shall not use any name, logo, trade or service mark, or any other proprietary designations of Service Organization in advertising, marketing or other materials without Service Organization’s prior written consent.  BII may not furnish to Service Organization’s sales force or clients any sales literature, marketing or other promotional information or materials without Service Organization’s prior written consent.  BII agrees not to distribute any Sales Materials (other than copies of the then current prospectus) to any of Service Organization’s employees, sales offices or clients unless the distribution of such materials has been approved in writing by Service Organization’s Mutual Fund Department.  Sales Materials should be sent a reasonable time period prior to their expected date of distribution to:  The Relationship Management Group within the Consulting Services Department, Morgan Stanley or their designee, 2000 Westchester Ave., Purchase, NY 10577.  In approving such materials for distribution within Service Organization’s offices or through Service Organization’s sales offices to customers, Service Organization assumes no responsibility or liability for the representations or any omissions contained in any Sales Materials nor for representations or any omissions contained in the prospectus or statement of additional information relating to the Funds.  For purposes of this Agreement, “Sales Material” will include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use.

Notwithstanding the foregoing, Service Organization acknowledges its receipt and approval of Sales Material submitted by BII to Jon Zimmerman of the Morgan Stanley Product Development Group prior to January  __, 2009.

Section 18.    (i) Each party acknowledges that it or its employees may, in the course of performing its responsibilities under this Agreement, receive information from the other party or may come into possession of information that the other party is required to protect under Title V of the Gramm-Leach-Bliley Act of 1999 (“Privacy Act”). For purposes of this paragraph, “Confidential Information” shall mean information proprietary to a party and/or which a party is obligated to protect under the Privacy Act or which is reasonably designated in writing as such by a party’s personnel, which the other party receives or is provided access to in the course of the activities contemplated by this Agreement, including, without limitation, customer information, nonpublic personal information including “personally identifiable information” about clients or customers, price lists, pricing policies and other financial information which is proprietary to or confidential to the other party, its affiliates, customers or to third parties to whom the other party owes a duty of confidentiality. Each party shall hold such Confidential Information in strict confidence and shall not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such Confidential Information to third parties or use such Confidential Information for any purposes whatsoever other than as contemplated in connection with the performance of its obligations under this Agreement and shall advise each of its employees who may be exposed to such Confidential Information of their obligations to keep such information confidential.  Nothing contained herein shall prohibit a party from disclosing Confidential Information in order to comply with any law, rule, regulation or order, provided, however, that, if a party is required in a judicial or governmental proceeding to disclose any such Confidential Information, then said party shall notify the party whose Confidential Information is to be disclosed in writing as soon as possible so that the other party may either seek an appropriate protective order or relief, or waive the provisions of this subsection.

For the purposes of this Agreement, “Confidential Information” shall include but not be limited to communications (written or otherwise) about a party’s business plan, sales force, strategic plan, data, models, third party relationships, processes, development plans, customer names and other information relating to customers, price lists, pricing policies, financial information, documentation and any and all other information about either party that may be disclosed or revealed during the course of any conversations, correspondence or other dealings between the parties.

Notwithstanding the foregoing, Confidential Information shall not include information which is (i) in or becomes part of the public domain other than by disclosure by a party in violation of this Agreement, (ii) demonstrably known to a party before the execution of this Agreement, or (iii) independently developed by a party outside of this Agreement from sources that were not subject to any contractual or statutory requirement to maintain the confidentiality of such information or (iv) rightfully obtained by a party from third parties.

           (ii)  The provisions of this Section 18 shall survive the termination of this Agreement.

Section 19.  (i)  Except to the extent specifically set forth in this Agreement, neither party assumes any responsibility hereunder, and will not be liable to the other (and Morgan Stanley & Co. Incorporated will not be liable to any Fund or any Affiliate) for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

(ii)   Fund Party shall indemnify, defend and protect Morgan Stanley & Co. Incorporated and each director, officer, employee, shareholder, agent and Affiliate of Morgan Stanley & Co. Incorporated and hold Morgan Stanley & Co. Incorporated and each such director, officer, employee, shareholder, agent and Affiliate harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature (“Losses”) it or they incur arising out of: (i) any material inaccuracy or material omission in any Prospectus, Statement, registration statement, annual report, proxy statement or other publicly disseminated material of any Fund, or any advertising or promotional material generated or approved by any Fund or Fund Party or based on information published or generated by Fund Party or any Fund or Affiliate of the Fund; (ii) any material breach by Fund Party of any representation, warranty, covenant or agreement contained in this Agreement or the Operating Procedures (except to the extent such Losses result from Morgan Stanley & Co. Incorporated’s material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by Fund or Fund Party pursuant to this Agreement (except to the extent such Losses result from Morgan Stanley & Co. Incorporated’s material breach of this Agreement, willful misconduct, or gross negligence).

(iii)   Morgan Stanley & Co. Incorporated shall indemnify, defend and protect Fund Party, each Fund, each trust or corporation of which a Fund is a series and each of their respective directors, trustees, controlling persons, officers, employees, and agents, and hold each Fund, Fund Party, each such trust or corporation, and each such director, trustee, controlling person, officer, employee and agent harmless from and against any and all Losses it or they incur arising out of: (i) any material inaccuracy or material omission in any advertising or promotional material generated by Morgan Stanley & Co. Incorporated that is not accurately derived from (a) the Prospectus, Statement, registration statement, annual report, proxy statement or other publicly disseminated material of any Fund provided to Morgan Stanley & Co. Incorporated, or (b) any advertising or promotional material generated by any Fund or Fund Party and provided to Morgan Stanley & Co. Incorporated, or (c) information published or generated by Fund Party or any Fund or Affiliate of the Fund and provided to Morgan Stanley & Co. Incorporated; (ii) any material breach by Morgan Stanley & Co. Incorporated of any representation, warranty, covenant or agreement contained in this Agreement or the Operating Procedures (except to the extent such Losses result from Fund’s or Fund Party’s material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by Morgan Stanley & Co. Incorporated pursuant to this Agreement (except to the extent such Losses result from Fund’s or Fund Party’s material breach of this Agreement, willful misconduct, or gross negligence).

Section 20.  This Agreement, including all exhibits, contains the entire agreement between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements and understandings with regard to the Funds between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year written below.

MORGAN STANLEY & CO. INCORPORATED Service Organization Name			BLACKROCK INVESTMENTS, INC.

2000 Westchester Avenue			By:
Address			(Authorized Officer)

Purchase	New York	10577
City	State	Zip Code	Name

By:	Michael McGrath
(Please Print or Type)			Title

Signature			Date

Managing Director
Title

Date

Schedule A

List of Applicable Funds under the Terms of this Agreement

BlackRock Fixed Income Value Opportunities

Date:

Appendix A

BLACKROCK

Appendix A to
DISTRIBUTION SERVICES AND SALES SUPPORT SERVICES AGREEMENT FOR CLOSED-END FUNDS

FEE SCHEDULE

Pursuant to the terms and conditions set forth in the attached Distribution Services and Sales Support Services Agreement for Closed-End Funds (the “Agreement”), Service Organization agrees to provide the services described in Section 1 and Section 2 of the Agreement for each Fund.  If you do not intend to provide services and receive payment for a Fund, please sign below next to the type of services/payments.

General Shareholder Services – n/a

Distribution Services and Sales Support Services[1] -- n/a

Pursuant to the terms and conditions set forth in the Agreement (including Section 4 thereof), Service Organization will accept as full payment for the services provided by it as specified above a Distribution Services and Sales Support Services Fee and a Service Fee for General Shareholder  Services (calculated daily and payable monthly) for the Funds as listed below:

Fund	Service Fee (Account Maintenance Fee)	Distribution Services and Sales Support Services Fee
BlackRock Fixed Income Value Opportunities (FIVO)
0.25% of the net asset value of the common shares owned by customers of Service Organization, but not to exceed 2.29% of the total price to the public of the common shares sold by Service Organization in FIVO’s initial public offering

0.25% of the net asset value of the common shares owned by customers of Service Organization, but not to exceed 2.29% of the total price to the public of the common shares sold by Service Organization in FIVO’s initial public offering

____________
1	The range of these payments and the Service Organizations who are receiving these payments are disclosed in the Fund’s prospectus or Statement of Additional Information.

Except as otherwise agreed by the parties, the foregoing fees will accrue and be payable on each Share beneficially owned by a Client for periods beginning on and after the following dates:

Service Fee for General Shareholder Services

Distribution Services and Sales Support Services Fee